SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934

Date of Report (Date of earliest event reported): May 11, 2000

                    THE DOW CHEMICAL COMPANY
     (Exact name of registrant as specified in its charter)


     Delaware             1-3433             38-1285128
  (State or other    (Commission File       (IRS Employer
  jurisdiction of         Number)        Identification No.)
  incorporation)


2030 Dow Center, Midland, Michigan         48674
(Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code:  (517) 636-1000


                         Not applicable
 (Former name or former address, if changed since last report.)

Item 5.  Other Events

The Dow Chemical Company issued a press release on May 11,2000, the text of which is as follows:

                  DOW DECLARES STOCK SPLIT AND
                   PLANS TO INCREASE DIVIDEND
      Company declares 354th consecutive quarterly dividend

(MIDLAND, Mich.) - The Dow Chemical Company Board of Directors today announced a three-for-one split of the company's common stock, a cash dividend for the second quarter and future plans for increasing the quarterly dividend by 15.5 percent. At the company's 103rd Annual Meeting, stockholders approved a measure to increase the number of authorized shares necessary for the stock split.

"This stock split, combined with plans to increase the dividend later this year, clearly underscores the Board's confidence in Dow's long-term sustainable growth," said J. Pedro Reinhard, executive vice president and chief financial officer. "Dow's strong performance over the past several years - including the fact that we have achieved several key financial goals - reaffirms our belief that Dow stock is an outstanding investment."

Details on each of the three board actions are as follows:

Stock split
On June 16, Dow stockholders will receive two additional shares of stock for each share they own on the record date of May 23. The receipt of additional shares as a result of a stock split is not taxable to the company or to the stockholders under U.S. law. The stock split will be effected in the form of a stock dividend. Dow's last stock dividend was in 1989, with a three-for-two split of the company's common stock.

The proposal to increase the number of authorized common shares from 500 million to 1.5 billion was approved today by Dow's stockholders. The outstanding shares will increase from approximately 225 million to approximately 675 million. The par value of $2.50 per common share remains unchanged.

Second quarter dividend
The Board declared a second quarter dividend of 29 cents per share on the post-split common stock (equivalent to 87 cents per share on a pre-split basis), payable July 28 to stockholders of record on June 30. The annual dividend on a post-split basis is $1.16, equivalent to $3.48 on a pre-split basis. This will be the company's 354th consecutive quarterly dividend since 1912. Dow has maintained or increased the dividend throughout that time.

Plans for increasing the quarterly dividend
The company also announced plans to increase the quarterly dividend by 15.5 percent in the third quarter. The dividend will increase, on a post-split basis, from 29 cents per share to 33.5 cents. The new dividend rate will be $1.34 per share annually, equivalent to an annual rate of $4.02 per share on a pre-split basis.

Dow is a leading science and technology company that provides innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $19 billion, Dow serves customers in 162 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its 39,000 employees seek to balance economic, environmental and social responsibilities.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                    THE DOW CHEMICAL COMPANY
                           Registrant



                                   /s/G. MICHAEL LYNCH
                                   G. Michael Lynch
                                   Vice President and Controller

                                   Date:  May 11, 2000